PRICING SUPPLEMENT NO. 2189BK Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated September 12, 2014 Deutsche Bank AG Airbag Phoenix Autocallable Optimization Securities
$865,000 Deutsche Bank AG Securities Linked to the Common Stock of Cubist Pharmaceuticals, Inc. due March 18, 2016
$2,411,000 Deutsche Bank AG Securities Linked to the Common Stock of Salesforce.com, Inc. due March 18, 2016
$525,000 Deutsche Bank AG Securities Linked to the Common Stock of H&E Equipment Services, Inc. due March 18, 2016
$1,409,000 Deutsche Bank AG Securities Linked to the Common Shares of Silver Wheaton Corp. due March 18, 2016
Investment Description
Airbag Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock or common shares of a specific company described herein (each, an “Underlying”). Each Security will have a face amount (the “Face Amount”) equal to $1,000. If the Closing Price of the relevant Underlying on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly contingent coupon (a “Contingent Coupon”).  Otherwise, no coupon will be accrued or payable with respect to that Coupon Observation Date.  If the Closing Price of the relevant Underlying on any quarterly Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $1,000 Face Amount of Securities, pay you the Face Amount plus the applicable Contingent Coupon for that date and no further amounts will be owed to you. If the Securities are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities equal to the Face Amount at maturity. However, if the Securities are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying per $1,000 Face Amount of Securities equal to the Face Amount divided by the Conversion Price (the “Share Delivery Amount”), which is expected to have a value of less than the Face Amount and may have no value at all. In addition, the applicable Contingent Coupon for the final month will be payable at maturity if the Final Price is greater than or equal to the applicable Coupon Barrier regardless of whether Deutsche Bank AG pays you the Face Amount or delivers the Share Delivery Amount at maturity. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. In exchange for potentially receiving the Contingent Coupons, you are accepting the risk of receiving shares of the applicable Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Securities. Generally, the higher the Contingent Coupon Rate on the Securities, the greater the risk of loss on such Securities. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Contingent Coupon — If the Closing Price of the relevant Underlying on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon applicable to such Coupon Observation Date. Otherwise, no coupon will be accrued or payable with respect to that Coupon Observation Date.
❑ Automatically Callable — If the Closing Price of the relevant Underlying on any quarterly Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $1,000 Face Amount of Securities, pay you the Face Amount plus the applicable Contingent Coupon for that date and no further amounts will be owed to you. If the Securities are not automatically called, investors may have downside market exposure to the relevant Underlying at maturity.
❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities equal to the Face Amount at maturity. However, if the Securities are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities, which is expected to have a value of less than the Face Amount and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date Settlement Date Coupon Observation Dates1 Autocall Observation Dates1 Final Valuation Date1 Maturity Date1 1 See page 4 for additional details	September 12, 2014 September 17, 2014 Monthly Quarterly March 14, 2016 March 18, 2016

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE RELEVANT UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering four separate Airbag Phoenix Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of the common stock or common shares of a different company, and each has its own Contingent Coupon Rate, Initial Price, Coupon Barrier and Conversion Price. The performance of each Security will not depend on the performance of any other Security. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.
Underlying	Ticker	Contingent Coupon Rate Per Annum	Initial Price	Coupon Barrier	Conversion Price	CUSIP/ISIN
Common stock of Cubist Pharmaceuticals, Inc.	CBST	9.00% per annum	$67.14	$50.36, equal to 75% of the Initial Price	$57.07, equal to 85% of the Initial Price	25190A609 / US25190A6091
Common stock of salesforce.com, inc.	CRM	9.50% per annum	$59.25	$44.44, equal to 75% of the Initial Price	$50.36, equal to 85% of the Initial Price	25190A708 / US25190A7081
Common stock of H&E Equipment Services, Inc.	HEES	9.00% per annum	$40.02	$30.02, equal to 75% of the Initial Price	$34.02, equal to 85% of the Initial Price	25190A807 / US25190A8071
Common shares of Silver Wheaton Corp.	SLW	9.40% per annum	$23.02	$18.42, equal to 80% of the Initial Price	$19.57, equal to 85% of the Initial Price	25190A880 / US25190A8808
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., the Issuer’s estimated value of the Securities on the Trade Date is $973.40 per $1,000 Face Amount of Securities. For the Securities linked to the common stock of salesforce.com, inc., the Issuer’s estimated value of the Securities on the Trade Date is $973.40 per $1,000 Face Amount of Securities. For the Securities linked to the common stock of H&E Equipment Services, Inc., the Issuer’s estimated value of the Securities on the Trade Date is $968.70 per $1,000 Face Amount of Securities. For the Securities linked to the common shares of Silver Wheaton Corp., the Issuer’s estimated value of the Securities on the Trade Date is $976.00 per $1,000 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement BK, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Cubist Pharmaceuticals, Inc.	$865,000.00	$1,000.00	$12,975.00	$15.00	$852,025.00	$985.00
Securities linked to the common stock of salesforce.com, inc.	$2,411,000.00	$1,000.00	$36,165.00	$15.00	$2,374,835.00	$985.00
Securities linked to the common stock of H&E Equipment Services, Inc.	$525,000.00	$1,000.00	$7,875.00	$15.00	$517,125.00	$985.00
Securities linked to the common shares of Silver Wheaton Corp.	$1,409,000.00	$1,000.00	$21,135.00	$15.00	$1,387,865.00	$985.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,210,000.00	$671.05

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Airbag Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. All references to “Closing Price” in this pricing supplement shall be deemed to refer to “Closing Level,” as used in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦     You can tolerate a loss of some or all of your initial investment in the Securities and are willing to make an investment that may have the full downside market risk of an investment in the relevant Underlying.

♦     You believe the Closing Price of the relevant Underlying will be greater than or equal to the applicable Coupon Barrier on the specified Coupon Observation Dates, including the Final Valuation Date.

♦     You believe the Final Price of the relevant Underlying is not likely to be less than the applicable Conversion Price and, if it is, you can tolerate receiving shares of such Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You are willing to make an investment whose positive return is limited to the applicable Contingent Coupons, regardless of any potential increase in the price of the relevant Underlying, which could be significant.

♦     You are willing to accept the risks of owning equities in general and the relevant Underlying in particular.

♦     You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the relevant Underlying.

♦     You are willing to invest in the Securities based on the applicable Contingent Coupon Rate, as set forth on the cover of this pricing supplement.

♦     You do not seek guaranteed current income from this investment and are willing to forgo any dividends or any other distributions paid on the relevant Underlying.

♦     You are willing and able to hold the Securities that will be called on any Autocall Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any payment of a Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You cannot tolerate a loss of some or all of your initial investment or are not willing to make an investment that may have the full downside market risk of an investment in the relevant Underlying.

♦     You believe the Closing Price of the relevant Underlying will be less than the applicable Coupon Barrier on the specified Coupon Observation Dates, including the Final Valuation Date.

♦     You believe the Final Price of the relevant Underlying is likely to be less than the applicable Conversion Price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the relevant Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦     You seek an investment that participates in any increase in the price of the relevant Underlying or that has unlimited return potential.

♦     You are not willing to accept the risks of owning equities in general and the relevant Underlying in particular.

♦     You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the relevant Underlying.

♦     You are unwilling to invest in the Securities based on the applicable Contingent Coupon Rate, as set forth on the cover of this pricing supplement.

♦     You seek guaranteed current income from this investment or you prefer to receive dividends or any other distributions paid on the relevant Underlying.

♦     You are unable or unwilling to hold the Securities that will be called on any Autocall Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or seek an investment for which there will be an active secondary market.

♦     You are not willing or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$1,000
Term	Eighteen months, subject to an earlier automatic call
Trade Date	September 12, 2014
Settlement Date	September 17, 2014
Final Valuation Date1	March 14, 2016
Maturity Date1, 2	March 18, 2016
Underlyings
Common stock of Cubist Pharmaceuticals, Inc. (Ticker: CBST)
Common stock of salesforce.com, inc. (Ticker: CRM)
Common stock of H&E Equipment Services, Inc. (Ticker: HEES)
Common shares of Silver Wheaton Corp. (Ticker: SLW)

Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Securities  equal to the Face Amount plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. Following an automatic call, no further amounts will be owed to you under the Securities.

Autocall Observation Dates1	Quarterly, on December 12, 2014, March 12, 2015, June 12, 2015, September 14, 2015, December 14, 2015 and March 14, 2016 (the “Final Valuation Date”)
Call Settlement Dates2	Two business days following the relevant Autocall Observation Date, except that the Call Settlement Date for the final Autocall Observation Date will be the Maturity Date.
Contingent Coupon
If the Closing Price of the relevant Underlying on any Coupon Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $1,000 Face Amount of Securities applicable to such Coupon Observation Date on the related Coupon Payment Date.
If the Closing Price of the relevant Underlying on any Coupon Observation Date is less than the Coupon Barrier, the relevant Contingent Coupon applicable to such Coupon Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.
The Contingent Coupon for each Underlying will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate for such Underlying set forth below. For each Coupon Observation Date, the Contingent Coupon for the Securities that would be payable for such Coupon Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the applicable Coupon Barrier is set forth below under “Contingent Coupon payments.”
Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Coupon Observation Date on which the Closing Price of the relevant Underlying is less than the Coupon Barrier.

Contingent Coupon Rate
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., 9.00% per annum.
For the Securities linked to the common stock of salesforce.com, inc., 9.50% per annum.
For the Securities linked to the common stock of H&E Equipment Services, Inc., 9.00% per annum.
For the Securities linked to the common shares of Silver Wheaton Corp., 9.40% per annum.

Contingent Coupon payments
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., $7.5000 per $1,000 Face Amount of Securities.
For the Securities linked to the common stock of salesforce.com, inc., $7.9167 per $1,000 Face Amount of Securities.
For the Securities linked to the common stock of H&E Equipment Services, Inc., $7.5000 per $1,000 Face Amount of Securities.
For the Securities linked to the common shares of Silver Wheaton Corp., $7.8333 per $1,000 Face Amount of Securities.

Coupon Observation Dates1	Monthly, on the dates set forth in the table below.
Coupon Payment Dates2, 3	Two business days following the relevant Coupon Observation Date, except that the Coupon Payment Date for the final Coupon Observation Date will be the Maturity Date.
Coupon Observation Dates	Expected Coupon Payment Dates
October 14, 2014	October 16, 2014
November 12, 2014	November 14, 2014
December 12, 2014*	December 16, 2014
January 12, 2015	January 14, 2015
February 12, 2015	February 17, 2015
March 12, 2015*	March 16, 2015
April 13, 2015	April 15, 2015
May 12, 2015	May 14, 2015
June 12, 2015*	June 16, 2015
July 13, 2015	July 15, 2015
August 12, 2015	August 14, 2015
September 14, 2015*	September 16, 2015
October 13, 2015	October 15, 2015
November 12, 2015	November 16, 2015
December 14, 2015*	December 16, 2015
January 12, 2016	January 14, 2016
February 12, 2016	February 17, 2016
March 14, 2016* (the Final Valuation Date)	March 18, 2016 (the Maturity Date)
* These Coupon Observation Dates are also Autocall Observation Dates. If the Securities are automatically called prior to the Final Valuation Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be owed to you under the Securities.
Payment at Maturity (per $1,000 Face Amount of Securities)
If the Securities are not automatically called, Deutsche Bank AG will pay you a cash payment or deliver to you a number of shares of the applicable Underlying at maturity as described below.
If the Final Price of the relevant Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon for the final month otherwise due on the Maturity Date.
If the Final Price of the relevant Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).
•       If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to delivering the Share Delivery Amount, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities equal to the applicable Contingent Coupon for the final month otherwise due on the Maturity Date.
•       If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Deutsche Bank AG will only deliver to you at maturity the Share Delivery Amount per $1,000 Face Amount of Securities. The applicable Contingent Coupon for the final month will not be paid.
Under these circumstances, the shares of the relevant Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date.

Initial Price
The Closing Price of the relevant Underlying on the Trade Date
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., $67.14.
For the Securities linked to the common stock of salesforce.com, inc., $59.25.
For the Securities linked to the common stock of H&E Equipment Services, Inc., $40.02.
For the Securities linked to the common shares of Silver Wheaton Corp., $23.02.

Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date
Coupon Barrier
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., $50.36, equal to 75% of the Initial Price.
For the Securities linked to the common stock of salesforce.com, inc., $44.44, equal to 75% of the Initial Price.
For the Securities linked to the common stock of H&E Equipment Services, Inc., $30.02, equal to 75% of the Initial Price.
For the Securities linked to the common shares of Silver Wheaton Corp., $18.42, equal to 80% of the Initial Price.

Conversion Price
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., $57.07, equal to 85% of the Initial Price.
For the Securities linked to the common stock of salesforce.com, inc., $50.36. equal to 85% of the Initial Price.
For the Securities linked to the common stock of H&E Equipment Services, Inc., $34.02, equal to 85% of the Initial Price.
For the Securities linked to the common shares of Silver Wheaton Corp., $19.57, equal to 85% of the Initial Price.

Share Delivery Amount
For the Securities linked to the common stock of Cubist Pharmaceuticals, Inc., 17.5223 shares per $1,000 Face Amount of Securities.
For the Securities linked to the common stock of salesforce.com, inc., 19.8570 shares per $1,000 Face Amount of Securities.
For the Securities linked to the common stock of H&E Equipment Services, Inc., 29.3945 shares per $1,000 Face Amount of Securities.
For the Securities linked to the common shares of Silver Wheaton Corp., 51.0986 shares per $1,000 Face Amount of Securities.
The Share Delivery Amount for each $1,000 Face Amount of Securities is the number of shares of the applicable Underlying equal to (1) the Face Amount divided by (2) the applicable Conversion Price. The Share Delivery Amount is subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price
On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the relevant Stock Adjustment Factor, as determined by the calculation agent

Stock Adjustment Factor
Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting each Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF A CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade Date:	For each Underlying, the Initial Price is observed, the Coupon Barrier, Conversion Price and Share Delivery Amount are determined and the Contingent Coupon Rate is set.

Monthly (including at maturity):
If the Closing Price of the relevant Underlying on any Coupon Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $1,000 Face Amount of Securities applicable to such Coupon Observation Date on the related Coupon Payment Date.

Quarterly (including the Final Valuation Date):
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Securities equal to the Face Amount plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature and no further amounts will be due to you under the Securities.

Maturity Date:
The Final Price of the relevant Underlying is determined and the Underlying Return of the relevant Underlying is calculated on the Final Valuation Date.
If the Securities are not automatically called, Deutsche Bank AG will pay you a cash payment or deliver to you a number of shares of the applicable Underlying at maturity as described below.
If the Final Price of the relevant Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities  equal to the Face Amount plus the Contingent Coupon for the final month otherwise due on the Maturity Date.
If the Final Price of the relevant Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).
•       If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to delivering the Share Delivery Amount, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities equal to the applicable Contingent Coupon for the final month otherwise due on the Maturity Date.
•       If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Deutsche Bank AG will only deliver to you at maturity the Share Delivery Amount per $1,000 Face Amount of Securities. The applicable Contingent Coupon for the final month will not be paid.
Under these circumstances, the shares of the relevant Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Autocall Observation Date and/or a Coupon Observation Date (other than the Final Valuation Date) is postponed, the relevant Call Settlement Date and/or Coupon Payment Date (other than the Maturity Date), as applicable, will be the second business day after such Autocall Observation Date and/or Coupon Observation Date as postponed.

3
If a Coupon Payment Date or the Maturity Date is postponed, the Contingent Coupon due on such Coupon Payment Date or the Maturity Date will be made on such postponed Coupon Payment Date or the Maturity Date, with the same force and effect as if such Coupon Payment Date or the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, and we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the full Face Amount of Securities at maturity. We will only pay you the Face Amount of Securities in cash if the Securities are automatically called or if the Final Price of the applicable Underlying is greater than or equal to the Conversion Price at maturity. If the Securities are not automatically called and the Final Price of the applicable Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Underlying equal to the Share Delivery Amount for each $1,000 Face Amount of Securities that you own instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Underlying is below the Conversion Price, the value of the Share Delivery Amount will decline at a percentage higher than the percentage decline below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, for each $1,000 Face Amount of Securities, you will lose 1.25% of the Face Amount at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the applicable Underlying at maturity, the value of those shares is expected to be less than the initial investment of the Securities or may have no value at all.

♦
Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Increase in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Coupon Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any increase in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Coupon Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the first Autocall Observation Date (the third Coupon Observation Date), the total return on the Securities will be minimal. If the Securities are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your positive return potential on the Securities will be limited to the Contingent Coupon Rate and may be less than what your return would be on a direct investment in the Underlying.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities. If the Closing Price of the Underlying on any Coupon Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Coupon Observation Date. If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Conversion Price.

♦
Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of such Underlying could be less than the Conversion Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed amount set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive any applicable Contingent Coupon, which is based on the relevant Contingent Coupon Rate as specified on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
The Notes are Subject to Our Creditworthiness — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, your return on the Securities is limited to the applicable Contingent Coupons you receive, regardless of any increase in the price of the Underlying, which could be significant.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
There Are Risks Associated With Investments in Securities Linked to the Value of Equity Securities Issued by a Non-U.S. Company — Silver Wheaton Corp. is incorporated outside of the U.S. There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Single Stock Risk — Each Security is linked to the equity securities of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events affecting the relevant Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
In Some Circumstances, You May Receive the Equity Securities of Another Company and Not the Underlying at Maturity — Following certain corporate events relating to the respective Underlying Issuer where such Underlying Issuer is not the surviving entity, you may receive the equity securities of a successor to the respective Underlying Issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity, for each $1,000 Face Amount of Securities, you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount unless the Final Price of the Underlying is less than the Conversion Price.

♦
There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuers — We are not affiliated with the Underlying Issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this pricing supplement is based on the full Face

Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities.  We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities.  If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and, therefore, the value of the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the applicable Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values and levels required to be determined for the purposes of the Securities on any relevant date or time.  The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount and will be responsible for determining whether a market disruption event has occurred and whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the relevant Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Coupon Observation Dates or Autocall Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor or the Share Delivery Amount.

The following examples and table illustrate the payment at maturity or upon an automatic call per $1,000 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	Eighteen months, subject to an automatic call
Autocall Observation Dates:	Quarterly
Coupon Observation Dates:	Monthly
Hypothetical Initial Price:	$100.00
Hypothetical Contingent Coupon Rate**:	7.50% per annum (or 0.625% per month)
Hypothetical Contingent Coupon**:	$6.25 per month
Hypothetical Coupon Barrier:	$75.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Conversion Price:	$85.00 (85.00% of the Hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	11.7647 shares per $1,000 Face Amount of Securities ($1,000 / Conversion Price of $85.00)

*
Actual Contingent Coupon Rate with respect to the Contingent Coupon, Initial Price, Conversion Price, and Coupon Barrier are set forth in the “Final Terms” and on the cover of this pricing supplement, and the actual Share Delivery Amount with respect to each Security is set forth in the “Final Terms.”

**	The Contingent Coupon may be paid monthly in arrears during the term of the Securities, unless earlier called, as described in the “Final Terms.”

***
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date. For purposes of the following hypothetical examples, the closing price of one share of the Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

Example 1 — The Securities are called on the first Autocall Observation Date.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$84 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$90 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$110 (greater than Initial Price)	$1,006.25 (Face Amount plus Contingent Coupon)
	Total Payment:	$1,018.75 (1.875% return)

If on the first Autocall Observation Date (the third Coupon Observation Date) the Closing Price is $110.00, because the Closing Price is greater than the Initial Price of $100.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $1,006.25 per $1,000 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $12.50 paid in respect of prior Coupon Observation Dates, Deutsche Bank AG will have paid you a total of $1,018.75 per $1,000 Face Amount of Securities, representing a 1.875% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Price of the Underlying is greater than the Conversion Price.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$84 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$70 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$64 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$90 (greater than both the Conversion Price and Coupon Barrier; less than Initial Price)	$1,006.25 (Face Amount plus Contingent Coupon)
	Total Payment:	$1,012.50 (1.25% return)

Deutsche Bank AG will pay you at maturity a total of $1,006.25 per $1,000 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $6.25 paid in respect of prior Coupon Observation Dates, Deutsche Bank AG will have paid you a total of approximately $1,012.50 per $1,000 Face Amount of Securities, representing a 1.25% total return on the Securities over 18 months.

Example 3 — The Securities are NOT called and the Final Price of the Underlying is less than the Conversion Price, but is greater than the Coupon Barrier.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$88 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$82 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$70 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$76 (less than Conversion Price, but greater than Coupon Barrier)	11 shares x $76 = $836.00 (value of shares delivered) plus 0.7647 shares x $76 = $58.12 (amount of cash paid for fractional shares) plus $6.25 (Contingent Coupon) = $900.37
	Total Payment:	$912.87 (-8.713% return)

Since the Final Price of the Underlying is less than the hypothetical Conversion Price of $85.00, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date and is expected to result in a loss of some or all of your initial investment. However, because the Final Price is greater than the hypothetical Coupon Barrier of $75.00, Deutsche Bank AG will also pay you the applicable Contingent Coupon of $6.25 per $1,000 Face Amount of Securities. Taking into account the Contingent Coupons of $12.50 paid in respect of prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $18.75 of Contingent Coupons per $1,000 Face Amount of Securities.

In this example, the total return on the Securities is a loss of 8.713% while the total return on the Underlying would be a loss of 24.00% if you invested in the Underlying directly.

Example 4 — The Securities are NOT called and the Final Price is less than both the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$70 (less than Coupon Barrier)	$0.00
Second Coupon Observation Date	$64 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$60 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$50 (less than both Conversion Price and Coupon Barrier)	11 shares x $50 = $550.00 (value of shares delivered) plus 0.7647 shares x $50 = $38.24 (amount of cash paid for fractional shares) = $588.24
	Total Payment:	$588.24 (-41.176% return)

Since the Final Price of the Underlying is less than the hypothetical Conversion Price of $85.00, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date and is expected to result in a loss of some or all of your initial investment. Because the Final Price is also less than the hypothetical Coupon Barrier of $75.00, Deutsche Bank AG will not pay you the applicable Contingent Coupon. Furthermore, because the Closing Price of the Underlying was not greater than or equal to the Coupon Barrier on any of the previous Coupon Observation Dates, Deutsche Bank AG will not have paid you any Contingent Coupons per $1,000 Face Amount of Securities.

In this example, the total return on the Securities is a loss of 41.176% while the total return on the Underlying would be a loss of 50.00% if you invested in the Underlying directly.

Information about the Underlyings
All disclosures contained in this pricing supplement regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Underlying contained in this pricing supplement. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Cubist Pharmaceuticals, Inc.
According to publicly available information, Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. Information filed by Cubist Pharmaceuticals, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-21379, or its CIK Code:  0000912183. The common stock of Cubist Pharmaceuticals, Inc. is traded on the NASDAQ Stock Market under the symbol “CBST.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Cubist Pharmaceuticals, Inc., based on daily closing prices on the primary exchange for the common stock of Cubist Pharmaceuticals, Inc., as reported by Bloomberg. The closing price of Cubist Pharmaceuticals, Inc.’s common stock on September 12, 2014 was $67.14.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2009	9/30/2009	$21.97	$16.40	$20.20
10/1/2009	12/31/2009	$19.89	$16.61	$18.97
1/1/2010	3/31/2010	$23.32	$18.78	$22.54
4/1/2010	6/30/2010	$23.90	$20.15	$20.60
7/1/2010	9/30/2010	$24.09	$20.42	$23.39
10/1/2010	12/31/2010	$25.25	$20.98	$21.40
1/1/2011	3/31/2011	$25.24	$21.20	$25.24
4/1/2011	6/30/2011	$38.53	$25.14	$35.99
7/1/2011	9/30/2011	$36.93	$29.59	$35.32
10/1/2011	12/31/2011	$40.38	$34.05	$39.62
1/1/2012	3/31/2012	$44.72	$38.77	$43.25
4/1/2012	6/30/2012	$43.98	$37.79	$37.91
7/1/2012	9/30/2012	$49.83	$38.97	$47.68
10/1/2012	12/31/2012	$48.63	$39.17	$42.06
1/1/2013	3/31/2013	$48.06	$40.78	$46.82
4/1/2013	6/30/2013	$56.11	$44.66	$48.30
7/1/2013	9/30/2013	$66.54	$50.11	$63.55
10/1/2013	12/31/2013	$70.76	$61.59	$68.87
1/1/2014	3/31/2014	$81.23	$67.20	$73.15
4/1/2014	6/30/2014	$74.29	$61.66	$69.82
7/1/2014	9/12/2014*	$70.58	$60.50	$67.14
*
As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period through September 12, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Cubist Pharmaceuticals, Inc. from September 12, 2009 through September 12, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $57.07, equal to 85.00% of $67.14 and the Coupon Barrier of $50.36, equal to 75.00% of $67.14, which was the closing price of Cubist Pharmaceuticals, Inc.’s common stock on September 12, 2014. Past performance of the Underlying is not indicative of future performance of the Underlying.

salesforce.com, inc.
According to publicly available information, salesforce.com, inc. is a provider of enterprise cloud computing solutions, with a focus on customer relationship management service offerings. Information filed by salesforce.com, inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32224, or its CIK Code: 0001108524. The common stock of salesforce.com, inc. is traded on the New York Stock Exchange under the symbol “CRM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of salesforce.com, inc., based on daily closing prices on the primary exchange for the common stock of salesforce.com, inc., as reported by Bloomberg. The closing price of salesforce.com, inc.’s common stock on September 12, 2014 was $59.25.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2009	9/30/2009	$14.64	$8.89	$14.23
10/1/2009	12/31/2009	$18.66	$13.63	$18.44
1/1/2010	3/31/2010	$19.38	$15.52	$18.61
4/1/2010	6/30/2010	$24.28	$18.89	$21.46
7/1/2010	9/30/2010	$30.79	$21.77	$27.95
10/1/2010	12/31/2010	$37.65	$24.98	$33.00
1/1/2011	3/31/2011	$36.62	$30.00	$33.40
4/1/2011	6/30/2011	$38.39	$32.24	$37.25
7/1/2011	9/30/2011	$39.83	$27.72	$28.57
10/1/2011	12/31/2011	$34.79	$24.51	$25.37
1/1/2012	3/31/2012	$39.34	$24.37	$38.63
4/1/2012	6/30/2012	$39.89	$31.83	$34.57
7/1/2012	9/30/2012	$39.86	$30.34	$38.17
10/1/2012	12/31/2012	$42.73	$34.92	$42.03
1/1/2013	3/31/2013	$46.59	$40.84	$44.71
4/1/2013	6/30/2013	$47.01	$36.75	$38.18
7/1/2013	9/30/2013	$53.38	$37.80	$51.91
10/1/2013	12/31/2013	$57.31	$49.91	$55.19
1/1/2014	3/31/2014	$66.22	$54.23	$57.09
4/1/2014	6/30/2014	$58.80	$49.13	$58.08
7/1/2014	9/12/2014*	$60.70	$52.64	$59.25
*
As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period through September 12, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of the common stock of salesforce.com, inc. from September 12, 2009 through September 12, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $50.36, equal to 85.00% of $59.25 and the Coupon Barrier of $44.44, equal to 75.00% of $59.25, which was the closing price of salesforce.com, inc.’s common stock on September 12, 2014. Past performance of the Underlying is not indicative of future performance of the Underlying.

H&E Equipment Services, Inc.
According to publicly available information, H&E Equipment Services, Inc. is an integrated equipment services company in the United States focused on heavy construction and industrial equipment. Information filed by H&E Equipment Services, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51759, or its CIK Code: 0001339605. The common stock of H&E Equipment Services, Inc. is traded on the NASDAQ Stock Market under the symbol “HEES.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of H&E Equipment Services, Inc., based on daily closing prices on the primary exchange for the common stock of H&E Equipment Services, Inc., as reported by Bloomberg. The closing price of H&E Equipment Services, Inc.’s common stock on September 12, 2014 was $40.02.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2009	9/30/2009	$11.62	$9.00	$11.33
10/1/2009	12/31/2009	$12.50	$9.26	$10.49
1/1/2010	3/31/2010	$11.55	$9.15	$10.78
4/1/2010	6/30/2010	$12.51	$7.49	$7.49
7/1/2010	9/30/2010	$9.80	$6.81	$7.97
10/1/2010	12/31/2010	$12.14	$7.54	$11.57
1/1/2011	3/31/2011	$19.56	$11.54	$19.51
4/1/2011	6/30/2011	$20.13	$12.51	$13.99
7/1/2011	9/30/2011	$14.61	$7.50	$8.25
10/1/2011	12/31/2011	$14.32	$7.17	$13.42
1/1/2012	3/31/2012	$20.85	$13.80	$18.92
4/1/2012	6/30/2012	$19.92	$13.85	$15.03
7/1/2012	9/30/2012	$19.82	$12.08	$12.12
10/1/2012	12/31/2012	$15.76	$11.85	$15.07
1/1/2013	3/31/2013	$20.80	$15.74	$20.40
4/1/2013	6/30/2013	$22.74	$18.21	$21.07
7/1/2013	9/30/2013	$26.75	$21.25	$26.56
10/1/2013	12/31/2013	$30.81	$23.61	$29.63
1/1/2014	3/31/2014	$40.45	$28.50	$40.45
4/1/2014	6/30/2014	$40.28	$33.77	$36.34
7/1/2014	9/12/2014*	$41.79	$35.93	$40.02
*
As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period through September 12, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of the common stock of H&E Equipment Services, Inc. from September 12, 2009 through September 12, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $34.02, equal to 85.00% of $40.02 and the Coupon Barrier of $30.02, equal to 75.00% of $40.02, which was the closing price of H&E Equipment Services, Inc.’s common stock on September 12, 2014. Past performance of the Underlying is not indicative of future performance of the Underlying.

Silver Wheaton Corp.
According to publicly available information, Silver Wheaton Corp. is a mining company which generates its revenue primarily from the sale of silver and gold. Information filed by Silver Wheaton Corp. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32482, or its CIK Code: 0001323404. The common shares of Silver Wheaton Corp. are traded on the New York Stock Exchange under the symbol “SLW.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common shares of Silver Wheaton Corp., based on daily closing prices on the primary exchange for the common shares of Silver Wheaton Corp., as reported by Bloomberg. The closing price of Silver Wheaton Corp.’s common shares on September 12, 2014 was $23.02.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
7/1/2009	9/30/2009	$13.21	$7.44	$12.59
10/1/2009	12/31/2009	$17.32	$11.96	$15.02
1/1/2010	3/31/2010	$17.45	$13.57	$15.68
4/1/2010	6/30/2010	$21.36	$16.22	$20.10
7/1/2010	9/30/2010	$26.99	$17.96	$26.65
10/1/2010	12/31/2010	$40.84	$25.74	$39.04
1/1/2011	3/31/2011	$45.02	$29.24	$43.36
4/1/2011	6/30/2011	$46.91	$30.19	$33.00
7/1/2011	9/30/2011	$40.94	$29.45	$29.45
10/1/2011	12/31/2011	$37.10	$27.45	$28.96
1/1/2012	3/31/2012	$39.90	$30.10	$33.20
4/1/2012	6/30/2012	$33.68	$23.24	$26.84
7/1/2012	9/30/2012	$39.91	$25.33	$39.71
10/1/2012	12/31/2012	$41.14	$34.49	$36.08
1/1/2013	3/31/2013	$37.18	$30.20	$31.35
4/1/2013	6/30/2013	$30.81	$17.78	$19.67
7/1/2013	9/30/2013	$28.42	$18.88	$24.77
10/1/2013	12/31/2013	$24.59	$19.41	$20.19
1/1/2014	3/31/2014	$26.72	$20.37	$22.70
4/1/2014	6/30/2014	$26.27	$20.21	$26.27
7/1/2014	9/12/2014*	$27.25	$23.02	$23.02
*
As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period through September 12, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of the common shares of Silver Wheaton Corp. from September 12, 2009 through September 12, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $19.57, equal to 85.00% of $23.02 and the Coupon Barrier of $18.42, equal to 80.00% of $23.02, which was the closing price of Silver Wheaton Corp.’s common shares on September 12, 2014. Past performance of the Underlying is not indicative of future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your Securities (including retirement), unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income. You generally should not recognize gain or loss with respect to the receipt of shares at maturity (other than with respect to cash received in lieu of a fractional share). Consistent with this position, you should have an aggregate tax basis in the shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the Securities and should have a holding period in the shares beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $15.00 per $1,000.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.